                                CARESIDE, INC.

                          CERTIFICATE OF DESIGNATIONS

                     SERIES B CONVERTIBLE PREFERRED STOCK

                    (Pursuant to Section 151 of the General
                   Corporation Law of the State of Delaware)



          Careside, Inc., a corporation organized and existing under the laws of the State of Delaware (hereinafter called the "Corporation"), hereby certifies that pursuant to the authority contained in Article Fourth of the Corporation's Certificate of Incorporation and in accordance with the provisions of Section 151 of the General Corporation Law of Delaware (the "DGCL") the following resolution was duly adopted by the Unanimous Written Consent of the Board of Directors of the Corporation dated September 11, 2000, creating a series of its Preferred Stock designated as Series B Convertible Preferred Stock (the "Series B Preferred Stock").

          RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Corporation (hereinafter called the "Board of Directors") in accordance with the provisions of the Corporation's Certificate of Incorporation, as amended to date (hereinafter called the "Certificate of Incorporation"), the Board of Directors hereby creates a series of Preferred Stock designated Series B Convertible Preferred Stock and hereby states the designation and number of shares, and fixes the relative rights, powers and preferences thereof, and the limitations or restrictions thereof, as follows:

     Section 1. Series B Preferred Stock. Of the Five Million (5,000,000)
                ------------------------
Preferred Shares that the Corporation has authority to issue, 162,914 have previously been designated shares of Series A Convertible Preferred Stock, with a stated value of $7.50 per share, and 350 are hereby designated shares of Series B Preferred Stock, with a stated value of $5,000.00 per share (the "Series B Stated Value").

     Section 2.  Dividends.
                 ---------

          (A) The holder of each share of Series B Preferred Stock shall be entitled to receive cumulative dividends equal to five percent (5%) of the Series B Stated Value per annum per share. Dividends shall accrue daily and shall be paid on the outstanding Series B Preferred Stock on each anniversary date of the Original Issuance Date (as defined below) and shall be paid either, as so elected by the Board of Directors of the Corporation, (1) out of funds legally available for that purpose, in cash, (2) by issuing a number of additional shares (or partial shares) of the Series B Preferred Stock for each such share (or partial share) of Series

B Preferred Stock then outstanding equal to the dividend then payable on each such share (or partial share) of Series B Preferred Stock for the dividend period then ended (expressed as a dollar amount) divided by the Series B Stated Value (a "Payment-in-Kind"), or (3) any combination thereof. Except to the extent paid in conjunction with an Optional Redemption (as defined below), no dividends shall be paid upon, or declared and set apart for, any share of Series B Preferred Stock unless at the same time a like proportionate dividend shall be paid upon or declared and set apart for all shares of Series B Preferred Stock then outstanding. Dividends paid on the shares of Series B Preferred Stock in an amount less than the total amount of such dividends at the time of accrual on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. Dividends not paid shall accrue additional interest of five percent (5%) of the unpaid dividend and may also be paid, as so elected by the Board of Directors of the Corporation, in cash, as a Payment-in-Kind, or any combination thereof.

          (B) No dividends or other distributions of any nature (other than stock dividends payable in shares of the Common Stock (as defined herein)) shall be declared and/or paid on any Common Shares, or any other shares ranking junior to the Series B Preferred Stock unless and until all accrued and unpaid dividends on the Series B Preferred Stock have been paid in full.

     Section 3. Rights on Liquidation, Dissolution, Winding Up. In the event of
                ----------------------------------------------
any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus or earnings, before any payment shall be made to the holders of any stock ranking on liquidation junior to the Series B Preferred Stock (with respect to rights on liquidation, dissolution or winding up, the shares of Series B Preferred Stock shall rank junior to the Series A Convertible Preferred Stock and senior to all other shares of capital stock of the Corporation, including, without limitation, Common Shares) an amount equal to the Series B Stated Value per share, plus all accrued and unpaid dividends thereon (the "Liquidation Preference"). If upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of shares of Series B Preferred Stock the full amounts to which they respectively shall be entitled, the holders of shares of Series B Preferred Stock shall share ratably in any distribution of assets. In the event of any liquidation, dissolution or winding up of the Corporation, after payment shall have been made to the holders of shares of Series B Preferred Stock of the full amount to which they shall be entitled as aforesaid, the holders of any class or classes of stock ranking on liquidation junior to the Series B Preferred Stock shall be entitled, to the exclusion of and without participation by the holders of shares of Series B Preferred Stock, to share, according to their respective rights and preferences, in all remaining assets of the Corporation available for distribution to its shareholders.

     Section 4.  Optional Redemption.
                 -------------------

          (A) At any time, upon providing an Optional Redemption Notice (as defined below), the Corporation may redeem all or any portion of the then outstanding shares of Series B Preferred Stock (the "Optional Redemption"). In the event the Corporation redeems a portion of the then outstanding Series B Preferred Stock, the redemption shall be made pro rata among all of the holders of shares of Series B Preferred Stock. The redemption of the Series B Preferred Stock shall be at a per share redemption price (the "Optional Redemption Price") equal to the sum of (i) one hundred fifteen percent (115%) of the aggregate Series B Stated Value of the redeemed shares plus (ii) all accrued and unpaid dividends on the redeemed shares. At any time, following the Original Issuance Date, the Corporation may deliver to the holders of the Series B Preferred Stock a notice (the "Optional Redemption Notice") by facsimile and first-class certified mail, postage prepaid, to holders of record of the outstanding shares of Series B Preferred Stock to be delivered at their respective addresses as the same shall appear on the books of the Corporation. Such notice shall specify the date on which such Series B Preferred Stock shall be delivered (the "Optional Redemption Date"), which date shall be not less than thirty (30) days thereafter (such minimum thirty (30) day period from the date of the Optional Redemption Notice to the Optional Redemption Date is hereinafter referred to as the "Optional Redemption Notice Period"). The total amount payable per share of Series B Preferred Stock on the Optional Redemption Date is hereinafter referred to as the "Optional Redemption Price."

          (B) The Optional Redemption Price for any shares of Series B Preferred Stock redeemed pursuant to Section 4(A) on any Optional Redemption Date shall be payable as follows: on such Optional Redemption Date, the Corporation shall pay to each holder of shares of Series B Preferred Stock being redeemed the Optional Redemption Price being paid to such holder for such Series B Preferred Stock in cash. Simultaneously with its receipt of such cash payment, each holder of Series B Preferred Stock shall deliver to the Corporation or its agent the certificates representing the shares of Series B Preferred Stock being redeemed; provided, that, upon the payment by the Corporation of the applicable Optional Redemption Price, all rights in respect of the shares of Series B Preferred Stock to be redeemed shall cease and terminate, and such shares shall no longer be deemed to be outstanding, whether or not the certificates representing such shares have been received by the Corporation.

          (C) At any time during the Optional Redemption Notice Period, a holder of Preferred Stock into Common Shares in accordance with the terms and conditions set forth in Section 6 hereof. On the Conversion Date (as defined in Section 6 hereof), the Corporation's Optional Redemption Notice, if any, and the Corporation's right to provide an Optional Redemption Notice as set forth in this Section 4 shall be null and void and of no effect whatsoever with respect to any shares that are the subject of a Conversion Notice.

          (D) In the event that the Corporation does not redeem the Series B Preferred Stock on the Optional Redemption Date, the shares of Series B Preferred Stock that are the subject of the Optional Redemption Notice shall automatically convert to a Convertible Debenture with a face value equal to one hundred twenty-five per cent (125%) of the amount obtained by multiplying the Optional Redemption Price by the number of shares of Series B Preferred Stock that are the subject of the Optional Redemption Notice. Such Convertible Debenture shall be immediately payable and shall have conversion terms as set forth in Section 6 hereof.

          (E) Once redeemed pursuant to the provisions of this Section 4, shares of Series B Preferred Stock shall be canceled and not subject to reissuance and such redeemed shares shall, without any action on the part of the Corporation or the shareholders of the Corporation, be eliminated from the authorized capital of the Corporation.

          (F) No shares of Series B Preferred Stock shall be entitled to the benefit of a sinking fund or purchase fund.

     Section 5.  Voting.
                 ------

          (A) The holders of Series B Preferred Stock shall vote as a separate voting group on, and the affirmative vote of a majority of the outstanding shares of Series B Preferred Stock shall be required to authorize, any action which would:

               (1) in any manner to amend the terms of Sections 1 through 7, constituting the terms of this Series B Preferred Stock, to alter or change the designation or the powers, preferences or rights, or the qualifications, limitations or restrictions of the Series B Preferred Stock (including by merger, consolidation or otherwise);

               (2) reclassify Common Shares, or any other shares of any class or series of capital stock hereinafter created junior to the Series B Preferred Stock into shares of any class or series of capital stock ranking, either as to payment of dividends, distribution of assets (upon liquidation, dissolution, winding up or otherwise) or redemption, prior to or on a parity with the Series B Preferred Stock; or

               (3) increase the authorized number of shares of Series B Preferred Stock.

          (B) If at any time any action is proposed by the Corporation which requires the affirmative vote of the holders of the Series B Preferred Stock pursuant to Section 5(A), the Chief Executive Officer (or any other officer) of the Corporation shall call a special meeting of the holders of Series B Preferred Stock for the purpose of voting on such proposed action. Such meeting shall be held at the earliest practicable date at such place as specified in or determined in accordance with the By-laws of the Corporation. Subject to the provisions of
Section 228 of the Delaware General Corporation Law, any action required or permitted to be taken at any special meeting of the holders of Series B Preferred Stock may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of such action without a meeting by less than unanimous written consent shall be given to those holders of Series B Preferred Stock who have not consented in writing.

     Section 6. Conversion into Common Shares
                -----------------------------

          The holders of shares of Series B Preferred Stock shall have the following conversion rights:

          (A) Subject to the limitations set forth below, each share of Series B Preferred Stock shall be convertible at any time until the second anniversary of the Original Issuance Date, unless previously redeemed by the Corporation, into a number of Common Shares equal to the Series B Stated Value plus all accrued and unpaid dividends thereon, divided by the lower of (a) the average of the lowest ten (10) Closing Sales Prices within the last thirty (30) days prior to the date of the Conversion Notice (as hereafter defined) and (b) one hundred twenty (120%) of the Closing Sales Price on the date of first issuance of the Series B Preferred Stock (the "Conversion Price"). The holder may only convert a number of shares of Series B Preferred Stock such that the aggregate number of Common Shares issued to the holder after such conversion of the Series B Preferred Stock hereunder and as a result of all prior conversions of Series B Preferred Stock, shall not, when aggregated with the number of Common Shares previously issued, or then issuable pursuant to an exercise notice received, upon exercise of that certain Warrant to purchase up to four million (4,000,000) shares of Common Stock dated September 13, 2000 and issued by the Corporation to RoyCap, Inc., exceed 1,797,631 Common Shares (which number shall be adjusted for stock splits and similar events) in violation of Section 713 of the Listing Standards of the American Stock Exchange (the "20% Rule"), unless and until the shareholders of the Corporation have approved such aggregate issuance of Common Shares in excess of 1,797,631. Subject to Section 6(B) below, such conversion shall be effected on the sixth (6th) business day following the date written notice is received by the Corporation that such holder is exercising a conversion right pursuant to this Section 6(A) (the "Conversion Notice"). The Conversion Notice shall be sent by the holder of the Series B Preferred Stock to the Corporation by facsimile or first class, certified mail, postage prepaid. Conversion effected pursuant to this Section 6(A) shall be deemed to have been effected on the sixth (6th) business day following the date the aforesaid delivery is made, and such date is referred to herein as the "Conversion Date."

          (B) Upon receipt of the Conversion Notice, if either (i) the Conversion Price is less than three dollars ($3.00), or (ii) the Corporation is not permitted to convert such shares by reason of the 20% Rule, the Corporation shall have six (6) business days thereafter to provide an Optional Redemption Notice for the shares of Series B Preferred Stock that are the subject of the Conversion Notice and shall be deemed to have given such Optional Redemption Notice if conversion in accordance with the Conversion Notice would cause a violation of the 20% Rule. If the Corporation shall provide such an Optional Redemption Notice, the shares of Series B Preferred Stock that are the subject of the Conversion Notice shall not be converted but shall be redeemed in accordance with the terms and conditions set forth in Section 4 hereof, including without limitation Section 4(D) hereof, except that (i) the redemption shall apply to the shares of Series B Preferred Stock that are the subject of the Conversion Notice and need not be made among all the holders of Series B Preferred Stock and (ii) the provisions of Section 4(C) giving the holders of Series B Preferred Stock that are the subject of the redemption the right to convert such Series B Preferred Stock during the Optional Redemption Notice Period shall not apply.

          (C) Any shares of Series B Preferred Stock which have been converted shall be canceled and all dividends on converted shares shall cease to accrue and the certificates representing shares of Series B Preferred Stock so converted shall represent the right to receive (i) such number of Common Shares into which such shares of Series B Preferred Stock are convertible, plus (ii) cash payable for any fractional Common Share.

          (D) Following exercise of the conversion rights pursuant to Sections 6(A), the holder of any shares of Series B Preferred Stock so converted shall promptly deliver to the Corporation during regular business hours, at the office of any transfer agent of the Corporation for the Series B Preferred Stock, or at such other place as may be designated by the Corporation, the certificate or certificates for the shares to be converted, duly endorsed or assigned in blank or to the Corporation (if required by it), or if the holder notifies the Corporation or its transfer agent that such certificate or certificates have been lost, stolen or destroyed, upon the execution and delivery of an agreement satisfactory to the Corporation to indemnify the Corporation from any losses incurred by it in connection therewith, accompanied by written notice stating the name or names (with address) in which the certificate or certificates for the Common Stock are to be issued. As promptly as practicable thereafter, the Corporation shall (x) issue and deliver to or upon the written order of such holder, to the place and in the manner designated by such holder, a certificate or certificates for the number of full Common Shares to which such holder is entitled and a check or cash in respect of any fractional interest in a Common Share as provided in Section 6(E) hereof. Each person in whose name the certificate or certificates for Common Shares are to be issued shall be deemed to have become a shareholder of record on the applicable Conversion Date unless the transfer books of the Corporation are closed on that date, in which event such holder shall be deemed to have become a shareholder of record on the next succeeding date on which the transfer books are open, but the number of Common Shares into which each share of Series B Preferred Stock shall be converted is that number which was in effect on the applicable Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series B Preferred Stock surrendered for conversion, or upon the written order of the holder of the certificate so surrendered for conversion, the Corporation shall issue and deliver, at the expense of the Corporation, a new certificate covering the number of shares of Series B Preferred Stock, representing the unconverted portion of the certificate so surrendered, which new certificate shall entitle the holder thereof to dividends on the shares of Series B Preferred Stock, represented thereby to the same extent as if the certificate theretofore covering such unconverted shares had not been surrendered for conversion.

          (E) No fractional Common Shares shall be issued upon conversion of shares of Series B Preferred Stock. If more than one share of Series B Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full Common Shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series B Preferred Stock so surrendered. Instead of any fractional Common Shares which would otherwise be issuable upon conversion of any shares of Series B Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to the Closing Sales Price of the Common Shares on the Conversion Date multiplied by such fractional interest. Fractional interests shall not be entitled to dividends, and the holders of fractional interests shall not be entitled to any rights as shareholders of the Corporation in respect of such fractional interests.

          (F) The conversion rights for the Series B Preferred Stock shall be subject to the following:

               (1) The Corporation shall pay all documentary, stamp or other transactional taxes attributable to the issuance or delivery of Common Shares upon conversion of shares of Series B Preferred Stock; provided, however, that
                                                       --------  -------
the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Series B Preferred Stock in respect of which such shares are being issued.

               (2) The Corporation shall reserve and, at all times from and after the Original Issuance Date, keep reserved free from preemptive rights, out of its authorized but unissued Common Shares, solely for the purpose of effecting the conversion of the shares of Series B Preferred Stock, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Series B Preferred Stock.

               (3) All Common Shares which may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and nonassessable and free from all taxes, liens or charges with respect thereto.

               (4) Once converted pursuant to the provisions hereof, shares of Series B Preferred Stock so converted shall be canceled and not subject to reissuance, and such converted shares shall, without any action on the part of the Corporation or the shareholders of the Corporation, be eliminated from the authorized capital of the Corporation.

          (G) On the second anniversary of the Original Issuance Date, any remaining shares of Series B Preferred Stock will be purchased by the Corporation at a price per share equal to the Series B Stated Value plus all accrued and unpaid dividends thereon.

     Section 7.  Definitions
                 -----------

          (A) The term "Original Issuance Date" shall mean with respect to the Series B Preferred Stock, September 13, 2000.

          (B) The "Closing Sales Price" of Common Shares on any day means: (a) if the principal market for the Common Shares is The New York Stock Exchange, American Stock Exchange or any other national securities exchange or The Nasdaq National Market, the closing sales price of the Common Shares on such day as reported by such exchange or market, or on a consolidated tape reflecting transactions on such exchange or market, or (b) if the principal market for the Common Shares is not a national securities exchange or The Nasdaq National Market and transactions in the Common Shares are quoted on the National Association of Securities Dealers Automated Quotations System, the mean between the closing bid and the closing asked prices for the Common Shares on such day as quoted on such system, or (c) if transactions in the Common Shares are not quoted on the National Association of Securities Dealers Automated Quotations System, the price therefor reported by the National Quotation Bureau, Inc.; provided that if none of (a), (b) or (c) above is applicable, or if no trades have been made or no quotes are available for such day, the Closing Sales Price of the Common Shares shall be determined, in good faith, by the Board of Directors of the Corporation.

          IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Company by its Chairman of the Board of Directors and Chief Executive Officer and attested by its Secretary this _____ day of September, 2000.



                                   ______________________________________
                                   W. Vickery Stoughton
                                   Chairman of the Board of Directors and
                                   Chief Executive Officer


Attest:


________________________________
Thomas G. Grove
Secretary